SHARE PURCHASE AGREEMENT

CROMEDICA INTERNATIONAL INC.

AND

IMMUNE NETWORK LTD.

TABLE OF CONTENTS

ARTICLE I - INTERPRETATION page 1

1.1 Definitions page 1
1.2 Schedules page 5
1.3 Division, Headings, Index page 6
1.4 Gender and Number page 6
1.5 Currency page 6

ARTICLE 2 - PURCHASED SHARES AND CONSIDERATION page 6

2.1 Purchase page 6

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR page 6

3.1 Corporate Status and Authority page 6
3.2 Share Capital page 7
3.3 Assets page 8
3.4 Business Operations page 10
3.5 Financial page 11
3.6 Banking page 13
3.7 Insurance page 13
3.8 Environmental page 14
3.9 Tax Matters page 15
3.10 Employee Matters page 17
3.11 Litigation and Claim page 17
3.12 Contracts and Commitments page 18
3.13 Effect of this Transaction page 19
3.14 Vendor page 19
3.15 Intellectual Property page 20

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES, OF THE PURCHASER page 21

4.1 Representations and Warranties of the Purchaser page 21

ARTICLE 5 - CLOSING page 21

5.1 Conditions of Closing in Favour of the Purchaser page 21
5.2 Conditions of Closing in Favour of the Vendor page 24
5.3 Date and Place page 25
5.4 Delivery of Documents by the Vendor page 25
5.5 Delivery of Documents by the Purchaser page 25

ARTICLE 6 - SUPPLEMENTAL COVENANTS page 25

6.1 Access to the Company page 25
6.2 Conduct Prior to Closing page 25
6.3 Consents page 26
6.4 Cancellation of Debenture Payment page 26
6.5 Clinical Trial Agreement page 26
6.6 Extent and Effect of Amendments page 28
6.7 Office Space page 28
6.8 Investment Opportunities page 28
6.9 Remedies for Breach page 28
6.10 Further Covenants of the Purchaser page 29

ARTICLE 7 - LIABILITY AND INDEMNITY page 29

7.1 Indemnification by the Vendor page 29
7.2 Indemnification by the Purchaser page 29
7.3 Survival page 30
7.4 Indemnification Procedure page 30
7.5 Subrogation page 30

ARTICLE 8 - GENERAL MATTERS page 31

8.1 Governing Law page 31
8.2 Entire Agreement page 31
8.3 Amendment page 31
8.4 Successors and Assigns page 31
8.5 Permitted Assigns page 31
8.6 Public Notices page 31
8.7 Confidential Information page 31
8.8 Non-Waiver page 32
8.9 Expenses page 32
8.10 Notice page 32
8.11 Time of the Essence page 33
8.12 Further Assurances page 33
8.13 Extension of Indemnities page 33
8.14 Counterparts page 33

SHARE PURCHASE AGREEMENT

THIS AGREEMENT signed this 17th day of July and dated for reference as of June 30, 2001,

BETWEEN:

CROMEDICA INTERNATIONAL INC., a corporation
incorporated under the laws of Canada

(the "Purchaser")

AND:

IMMUNE NETWORK LTD., a corporation
incorporated under the laws of British Columbia

(the "Vendor")

BACKGROUND:

A. BC Research Inc. ("BCR") is a corporation organized and existing under the, laws of British Columbia;

B. The Vendor owns 7,532,021 common shares in the capital of BCR representing approximately two-thirds of the issued and outstanding shares in- the capital of BCR; and

C. The Vendor wishes to sell all of the shares in the capital of BCR owned by it, and the Purchaser wishes to purchase such shares and thereby acquire and own a two-thirds majority interest of the issued and outstanding shares in BCR.

NOW THEREFORE, in consideration of the mutual covenants herein after set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

INTERPRETATION

1.1 Definitions: In this Agreement and in any Schedules and amendments hereto, the following terms shall have the meaning set forth below unless the context otherwise requires:

(a) "Agreement" means this Agreement including the Schedules hereto, as the same may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder" and "hereby" and similar expressions refer to this Agreement in its entirety;

(b) "Associate" has the meaning ascribed to it at the date hereof in the Canada Business Corporations Act;

(c) "Books and Records" means all corporate records, minute books, files, ledgers, correspondence, lists, manuals, reports, texts, notes, engineering or feasibility studies, memorandum, invoices, receipts, accounts, financial statements, financial working papers, computer disks, tapes or other means of electronic storage, and all other records or documents of any nature or kind whatsoever;

(d) "Business Day" means any day except Saturday, Sunday or any statutory holiday in the province of British Columbia;

(e) "Charter Documents" means Articles, Articles of Incorporation, Memorandum, Memorandum of Association, Articles of Association, By-laws or any similar constating document of a corporate entity;

(f) "Clinical Trial Agreement" means the agreement between the Vendor and the Purchaser signed by the Vendor on March 27, 2000 and by the Purchaser on March 23, 2000;

(g) "Closing" means the completion of the sale and purchase of the Purchased Shares hereunder by the transfer and delivery of documents of title thereto and the payment of that portion of the Consideration due on the Closing Date;

(h) "Closing Date" means the date which is three business days after receipt of the CDNX approval referred to in Article 3.13.2 but in any event no later than August 10, 2001 or such other date as agreed by the parties hereto;

(i) "Consideration" has the meaning ascribed thereto in Article 2.1;

(j) "Corporate Assets" means all assets owned, leased or otherwise held by BCR, including without limitation the Goodwill, Intellectual Property, Leased Assets, Operating and Fixed Assets, but excluding Third Party Assets;

(k) "Encumbrances" means and includes, whether or not registered or recorded, any and all:

(i) mortgages, assignments of rent, liens, licences, leases, charges, security interests, hypothecs, and pledges whether fixed or floating against property (whether real, personal, tangible or intangible), or conditional sales contracts or title retention agreements or equipment trusts or financing leases relating thereto, or any subordination to any right or claim of others in respect thereof;

(ii) claims, interests and estates against or in property (whether real, personal, tangible or intangible) including easements, rights-of-way, servitudes or other similar rights in property granted to or reserved or taken by any Person or any governmental body or authority;

(iii) any option or other right to acquire any interest in, any property; and

without limiting the generality of the foregoing, any other encumbrances of whatsoever nature and kind against any assets or property (whether real, personal, mixed, tangible or intangible);

(1) "Environmental Contamination" means the Release of any substance harmful to the environment including Hazardous Materials or any other pollutant or contaminant which is prohibited or restricted by any applicable Environmental Protection Laws;

(m) "Environmental Permits" means all approvals, permits, licences, registrations, exemptions, variations, clearances and consents pursuant to Environmental Protection Laws;

(n) "Environmental Protection Laws" means all statutes, regulations, codes, by-laws, rules, permits, orders and lawful requirements of any competent authority in force from time to time up to the Closing Date relating in any way to the environment, health or occupational health and safety or the regulation of Hazardous Materials, or Environmental Contamination and the provisions of common law which regulate or provide for liabilities with respect to pollution, the Release into the environment of, the exposure to or the transportation of Hazardous Materials and any applicable guidelines and standards with respect to any of the foregoing;

(o) "Environmental Reports" means the reports described in Schedule 16;

(p) "GAAP" means Canadian generally accepted accounting principles;

(q) "Goodwill" means:

(i) all goodwill relating to the business of BCR and to products or services sold, leased, performed or otherwise supplied through the operation of its business;

(ii) all trademarks and tradenames used by BCR at any time in connection or association with its business or with products or services sold, leased, performed or otherwise supplied through the operation of its business;

(iii) all get-up, trade dress, and distinguishing indicia owned or used by BCR in connection or association with its business or with products or services sold, leased, performed or otherwise supplied through the operation of its business;

(iv) all designs, inventions, patents, copyrights, data, trade secrets, confidential information, and all other rights and interest of a proprietary nature relating to BCR or with products or services sold, leased, performed or otherwise supplied through the operation of its business;

(v) franchise and dealership agreements, licenses, insurance policies, privileges, and benefits, relating -to or benefiting the business of BCR under which BCR is a party or beneficiary;

(vi) the name "BC Research Inc." or variations thereof;

(vii) all materials and printed matter used, created, or acquired by BCR for the purpose of carrying on its business, including, without limitation, advertising and promotional material, drawings, and specifications; and

(viii) all customer and supplier lists and information.

(r) "Hazardous Materials" means any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, storage tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, hazardous waste, special waste or waste of any kind, including, without limitation, compounds known as chlorobiphenyls and any substance the storage, manufacture, disposal, treatment, generation, use, transport, remediation or Release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Protection Laws;

(s) "Head Office Property" means the lands and buildings (including without limitation laboratories, pilot plant facilities, workshops and offices) leased by BCR in Vancouver, British Columbia and used by BCR for its head office and main branch activities, including without limitation the BC Research Complex situated near the Pacific Spirit Park adjacent to the University of British Columbia;

(t) "Intellectual Property" means all patents, patents pending, trade-marks, trade names, trade secrets, know how, formulae recipes, copyrights manufacturing directions and specifications and other rights required by BCR to conduct its business or operations including, without limitation, applications and registrations for any of the foregoing;

(u) "Leased Assets" means those assets included in the Corporate Assets which are leased by BCR as lessee as more particularly set out in Schedule 14;

(v) "Leased Premises" means all leasehold and sub-leasehold interests of BCR in real property as more particularly described in Schedule 2 and includes all sub-leases where BCR is the sub-lessor;

(w) "Liabilities" means all liabilities, obligations, commitments or undertakings, contingent, accrued or absolute, of any nature or kind whatsoever;

(x) "Leases" means the leases under which the Leased Assets are leased by BCR as lessee or sub-lessee;

(y) "Material Contracts" means those contracts listed in Schedule 12;

(z) "Operating and Fixed Assets" means those assets referred to in the Unaudited Financial Statements;

(aa) "Permitted Encumbrances" means those encumbrances listed and described in Schedule 3;

(bb) "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government body, agency or instrumentality;

(cc) "Purchased Shares" means all of the shares in the capital of BCR held by the Vendor as more particularly described in Schedule 13 hereto;

(dd) "Purchaser's Counsel" means the firm of Borden Ladner Gervais LLP, Vancouver, British Columbia;

(ee) "Release" includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, migration, disposal or dumping;

(ff) "Third Party Assets" means all assets owned by third parties and supplied to BCR, from time to time, which BCR re-rents to customers or offers to sell on a consignment basis, which are not included in Leased Assets and Operating and Fixed Assets;

(gg) "Unaudited Financial Statements" means the unaudited financial statements of BCR as at April 30, 2001, copies of which are attached hereto as Schedule 1;

(hh) "Vendor's Counsel" means the firm of Maitland & Company, Vancouver, British Columbia.

(ii) "Vendor Invoices" means the amount of $US 1,678,320 invoiced by CroMedica Global Inc. pursuant to the Clinical Trial Agreement without set-off or counterclaim, and which, is evidenced by the following outstanding invoices:

Month	International Study	Phase I Interaction Study	Phase I Bioequivalence Study	Total
Feb 01	86,098	46,042	42,500	174,639
Mar 01	171,388	92,083	85,000	348,471
Apr 01	171,388	92,083	85,000	348,471
May 01	171,388	92,083	85,000	348,471
Jun 01	171,388	92,083	85,000	348,471
	771,650	414,374	382,500	1,568,523
GST 7%	54,015	29,006	26,775	109,797
Balance Outstanding	$825,665	$443,380	$409,275	$1,678,320

1.2 Schedules: The following are the schedules delivered concurrently and incorporated into this Agreement:

Schedule	Description

Schedule 1
Schedule 2
Schedule 3
Schedule 4
Schedule 5

Schedule
Schedule 6
Schedule 7
Schedule 8
Schedule 9
Schedule 10
Schedule 11
Schedule 12
Schedule 13
Schedule 14
Schedule 15
Schedule 16
Schedule 17

Unaudited Financial Statements
Leased Premises
Permitted Encumbrances
Intellectual Property
(Deleted)

Description

Credit and Banking Facilities
Insurance Policies
Tax Disclosures
Employees
Pension and Benefit Plans
Claims and Adverse Proceedings
Contracts
Detail re Purchased Shares
Leased Assets
Permitted Transactions
Environmental Reports
Shares or Interests in Companies

1.3 Division, Headings, Index: The division of this Agreement into articles, Articles and paragraphs and the insertions of headings and any index provided are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 Gender and Number: Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include both genders.

1.5 Currency: All dollar amounts referred to in this Agreement are stated in currency of the United States, unless otherwise stated.

ARTICLE 2.

PURCHASED SHARES AND CONSIDERATION

2.1 Purchase: On the Closing Date and subject to the terms and conditions hereof, the Vendor shall sell, assign and transfer the Purchased Shares owned by that Vendor to the Purchaser and the Purchaser shall purchase the Purchased Shares in consideration of the following:

(a) the release by CroMedica Global Inc. of the obligations of the Vendor to repay the Vendor Invoices; and

(b) the covenants of the Purchaser and CroMedica Global Inc. set forth in Article 6 hereof including

(i) to cancel payments due by the Vendor pursuant to a debenture in favour of CroMedica Global Inc.; and

(ii) to undertake further work pursuant to the Clinical Trial Agreements (the "Consideration"), subject to adjustment pursuant to this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Relying on information provided by the management of BCR, the Vendor represents and warrants to the Purchaser the following to the best of the Vendor's knowledge and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the purchase of the Purchased Shares:

3.1 Corporate Status and Authority:

3.1.1 Corporate Status: BCR is a company duly incorporated and organized under the laws of the Province of British Columbia, is a valid and subsisting company and is in good standing in the Office of the Registrar of Companies of the Province of British Columbia and has all requisite corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

3.1.2 Qualification: To the best of the knowledge of BCR, after having made due enquiry, is duly qualified and licensed to carry on its business in all jurisdictions in which the nature of its business or the properties and assets owned or leased by it make that qualification and licensing necessary.

3.1.3 Amendments to Charter: BCR has not made any amendments to its Charter Documents other than those expressly reflected in its corporate records and registered at the office of the Registrar of Companies of the Province of British Columbia at the Closing Date.

3.1.4 Corporate Records: To the best of the knowledge of BCR, the corporate records and minute books of BCR accurately reflect all proceedings of the directors and shareholders and include complete and accurate minutes of all meetings of their directors and shareholders, copies of all by-laws and resolutions passed by the directors and shareholders, up-to-date and accurate shareholder and director registers, transfer registers and any other corporate registers required to be maintained by them. All meetings of shareholders and directors were duly called and held and all resolutions, whether passed at meetings, or in writing, are valid and effectual in all cases where the matters dealt with at such meetings or in such resolutions could have a material effect on BCR or any one r more of them.

3.1.5 Non-Reporting: BCR is not a "reporting company" as defined in the British Columbia Company Act and is not a "reporting issuer" as defined in the British Columbia Securities Act.

3.1.6 Directors and Officers: The directors and officers of BCR as of the date of signing of this Agreement are:

George Cook (Director)

Dr. James Hill (Director and-President)

Dr. Allen Bain (Director and Chief Executive Officer)

Dr. Charles Morgan (Director)

Mark Glusing (Director)

David Goold (Chief Financial Officer)

Ronald G. Paton (Secretary)

3.2 Share Capital:

3.2.1 Share Capital: The authorized and issued share capital of BCR is accurately described in Schedule 13. The shares shown as constituting the issued and outstanding share capital of BCR have been duly and validly issued and are outstanding as fully paid and non-assessable shares and have been offered, issued, sold and delivered in compliance with all applicable federal and provincial laws.

3.2.2 Right to Acquire Securities: No Person has any agreement, option, right or privilege, present or future (whether by law, pre-emptive, or contractual), or any interest capable of becoming an agreement, option, right, or privilege:

(a) to require BCR to issue or allot any further shares in their capital or any other security convertible or exchangeable into shares in their capital or to convert or exchange any securities into or for shares in the capital of BCR;

(b) to require BCR to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of BCR; or

(c) to purchase or otherwise acquire any of the issued or unissued shares in the capital of BCR for any reason,

other than as disclosed in Schedule 17 hereto.

3.2.3 Paid Up Capital: The paid up capital of the Purchased Shares is as set out in Schedule 13.

3.3 Assets:

3.3.1 Ownership: Except for the Leased Assets, and except for sales and other dispositions of assets in the ordinary course of business since June 30, 2001:

(a) BCR has good and marketable title to all of the Corporate Assets used in the conduct of its business free and clear of all Encumbrances except Permitted Encumbrances;

(b) BCR does not use any assets other than the Corporate Assets in its business; and

(c) no Person has any right, agreement or option. present or future, contingent or absolute or any right capable of becoming a right, agreement or option to purchase all or any -part of the Corporate Assets.

3.3.2 Leased Assets: To the best of, the knowledge of the Vendor, after having made due enquiry, the Leased Assets are held under valid and subsisting Leases, each of which is listed in Schedule 14 and complete and accurate copies of which have been provided to the Purchaser.

3.3.3 Leases in Good Standing: To the best of -the knowledge of the Vendor, after having made due enquiry, each Lease is in full force and effect and without amendment thereto except as listed in Schedule 14 and all unwritten agreements and arrangements relating thereto have been fully and accurately disclosed in. Schedule 14, and BCR's interest in the Leases and the Leased Assets is free and clear of all Encumbrances except for Permitted Encumbrances.

3.3.4 No Assignments: To the best of the knowledge of the Vendor, except for the Leases there are. no leases, agreements to lease, tenancy arrangements or licences to which BCR is a party. BCR has not previously assigned any of the Leases nor sublet its interest in any of the Leased Assets under the Leases.

3.3.5 No Breach or Waiver: To the best of the knowledge of the Vendor, BCR has not released any of the other parties to the Leases from the performance of any of their obligations thereunder and BCR is not in breach of any of the terms of any Leases and the Vendor is not aware of any of the other parties to the Leases being in breach of any of the terms of the Leases, and no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any of the Leases or the inability of BCR to exercise any of its rights thereunder including, without limitation, any rights of renewal, options to purchase or rights of first refusal contained therein. Except as disclosed in the Leases or in Schedule 2, there are no prepaid rents or rent-free periods.

3.3.6 Condition of Assets: To the best of the knowledge of the Vendor, after having made due enquiry, all properties, furniture, fixtures, chattels, machinery and equipment owned or used by BCR in the conduct of its business have been properly maintained and are in good working order for the purposes of on-going operations, subject to ordinary wear and tear for machinery and equipment of comparable age, and contain no defects which could adversely affect the operation of the properties, furniture, fixtures, chattels, machinery or equipment. There are no intentionally deferred repairs or replacements whether of a capital or non-capital nature that are required in respect of any asset owned or leased by BCR including without limitation, any properties, furniture, fixtures, chattels, machinery, leasehold improvements, . premises, buildings or equipment.

3.3.7 Rights to Assets: Neither the Vendor nor any Person not dealing at arm's length (as that term is defined in the Income Tax Act (Canada)) with any of the foregoing owns directly or indirectly or has any agreement, option or commitment to acquire or lease, any Corporate Assets or has obtained or has any right to obtain any benefit or advantage which properly belongs to BCR.

3.3.8 Zoning: To the best of the knowledge of the Vendor, all real property at which BCR carries on business is zoned to permit the particular activity carried out on the property.

3.3.9 Taxes: To the best of the knowledge of the Vendor, all property, municipal, school, general and special taxes, rates, assessments, local improvement charges, frontage taxes, business taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Leased Premises and which are payable by BCR have been paid in full unless the same are not due and payable.

3.3.10 Building Condition: To the best of the knowledge of the Vendor, urea formaldehyde foam is not present in any of the buildings listed in Schedule 2.

3.3.11 Subleases: To the best of the knowledge of the Vendor, BCR has not subleased or licensed the use of any portion of the Leased Assets except as set out in Schedule 14.

3.3.12 Operating and Fixed Assets: To the best of the knowledge of the Vendor, the operating and fixed assets set out in the Unaudited Financial Statements accurately reflects all operating and fixed assets owned, held or leased by BCR as at July 15, 2001, which are not disclosed elsewhere pursuant to this Article 3.3. Except for sales and purchases in the ordinary course of business since that date (none of which has a sale or purchase price in excess of $1,000), BCR owns, holds or leases these assets on the date hereof free of Encumbrances, except for Permitted Encumbrances.

3.3.13 Intellectual Property: To the best of the knowledge of the Vendor, the list of Intellectual Property set out in Schedule 4 accurately reflects all registered copyrights, patents, trademarks, trade names and other similar registered rights owned or held by BCR as at July 15, 2001. Except for sales and purchases in the ordinary course of business since that date, BCR own such assets on the date hereof free of Encumbrances, except Permitted Encumbrances.

3.3.14 Encroachments: To the best of the knowledge of the Vendor, all buildings, fixtures, leasehold improvements and facilities owned or leased by BCR are wholly within the boundaries of the properties on which those buildings, fixtures, leasehold improvements and facilities are located and do not infringe upon or contravene the provisions of any easement, right of way or encumbrance registered against or otherwise affecting those properties. Similarly, there are no buildings, fixtures, improvements or facilities on any adjoining lands, whether public or private, that encroach on those properties.

3.3.15 Non-Business Assets: To the best of the knowledge of the Vendor, all of the Corporate Assets are used in BCR's business and the Corporate Assets are all the assets material to the operation of BCR's business.

3.3.16 Shares: To the best of the knowledge of the Vendor, other than the shares or interests in companies as listed in Schedule 17 hereto, BCR does not own, directly or indirectly, any material shares or interest in any fin-n or company.

3.3.17 Land: To the best of the knowledge of the Vendor, except as disclosed in Schedule 2, BCR does not own, lease or hold any other interest in real property and has not in the past owned, leased or held any other interest, in real property except the Head Office Property.

3.4 Business Operations:

3.4.1 Operating Authorities: To the best of the knowledge of the Vendor, no governmental or regulatory authority has threatened any action against BCR with respect to the presence or absence of any permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions granted by or entered into with any governmental or regulatory authority required in connection, with or applicable to, BCR, the Corporate Assets and the business being carried on by BCR. Those of the foregoing which are held by BCR are in good standing (other than those that have expired or have been terminated in circumstances where their continuance was not required by law) and are being and have been complied with in all respects.

3.4.2 Compliance with Laws: To the best of the knowledge of the Vendor, BCR is operating and using the Corporate Assets, and no governmental or regulatory authority has threatened any action against BCR in connection with

(a) BCR's operating and using the Corporate Assets,

(b) any failure by BCR (whether real or alleged) to, in the conduct of its business and operations, operate and use the Corporate Assets, and conduct its business in compliance with all applicable laws and regulations, including, without limitation, land use bylaws, zoning regulations, development restrictions or plans, building restrictions or codes or any Environmental Protection Laws, of each jurisdiction in which the Corporate Assets are located or in which it conducts or has conducted its business as the case may be.

3.4.3 Jurisdictions in which Business is Carried On: To the best of the knowledge of the Vendor, BCR does not carry on any business or own or lease any assets in any jurisdiction other than British Columbia and Alberta which would require registration or licensing in such jurisdiction.

3.4.4 Adverse Event: BCR has not experienced and the Vendor is not aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on its business or the results of its operations.

3.4.5 Bankruptcy: No actions have been taken or authorized by BCR or by any other Person to initiate proceedings for or in respect of the bankruptcy, insolvency, liquidation, dissolution or winding-up of BCR.

3.5 Financial:

3.5.1 Unaudited Financial Statements: The Unaudited Financial Statements present accurately and fairly the financial position of BCR as at the date of those statements and the results of its operations and the changes in its financial position for the period then ended in accordance with GAA.P applied on a basis consistent with that of previous years.

3.5.2 No Material Change: To the best of the knowledge of the Vendor, except for an adverse development in the negotiations respecting an agreement with Environment Canada for microwave technology known as MAP, Since the date of the Unaudited Financial Statements, there has been no material adverse change in the nature or condition of BCR, the Corporate Assets, the Material Contracts or the business or the prospects for the business, financial or otherwise, being carried on by BCR, nor has there been any development or threatened or probable development of which BCR have been made aware which adversely affects or might reasonably be expected to adversely affect BCR, the Corporate Assets, the Material Contracts or the business or the prospects for the business being carried on by BCR. In addition, except as disclosed in the Unaudited Financial Statements and in this Agreement BCR has not since the date of the Unaudited Financial Statements:

(a) issued any shares or other securities;

(b) incurred any Liabilities except current liabilities incurred in the ordinary course of business, all of which as to their nature and amount are consistent with the businesses of such companies as previously carried on;

(c) discharged or satisfied any Encumbrance or paid any Liability except for current liabilities incurred 'in the ordinary course of business and except for regularly scheduled payments of term debt and lease payments;

(d) declared, paid, authorized or made any dividend, payment or distribution of any kind or nature to its shareholders in their capacity as such or redeemed or purchased or otherwise acquired any of its capital stock or agreed to do so, save and except for the dividend declared June 15, 2001 but not yet paid;

(e) subjected any Corporate Assets to an Encumbrance;

(f) sold or transferred any Corporate Assets or cancelled or released any debts or claims, except, in each case, in the ordinary course of business;

(g) to the best of the knowledge of the Vendor, after having made due enquiry, waived any rights of value;

(h) entered upon any transaction or into any contracts or agreements or modifications or cancellations thereof other than in the ordinary course of business;

(i) made or authorized any payment to officers, directors or employees in their capacity as such except in the ordinary course of business and at rates of salary, bonus or other remuneration consistent with remuneration of previous years;

(j) used any funds other than in the ordinary course of business as heretofore carried on; or

(k) made any capital expenditures or entered into any lease with a capitalized value, in either case of more than $25,000, in the aggregate.

3.5.3 Books and Records: To the best of the knowledge of the Vendor, the financial records included in the Books and Records fairly and correctly set out and disclose in all respects the financial position of BCR and all financial transactions of BCR have been accurately and promptly recorded in the Books and Records.

3.5.4 Liabilities: To the best of the knowledge of the Vendor, BCR has no Liabilities, including Liabilities which arise hereafter, based on events which have occurred up to the date hereof including, without limitation, Liabilities relating to income and other taxes except:

(a) Liabilities disclosed on reflected in or provided for in the Unaudited Financial Statements;

(b) other Liabilities disclosed in this Agreement; or

(c) Liabilities incurred in the ordinary course of its business since the date of the Unaudited Financial Statements.

Without limiting the generality of the foregoing, BCR has no Liabilities relating to any exporting activities undertaken by it.

3.5.5 Conditional Sales Agreements: To the best of the knowledge of the Vendor, BCR is not a party to any conditional sales contract, hire-purchase agreement or any other title retention agreement.

3.5.6 Receivables: Save and except for amounts owing by the Vendor to BCR, if any, To the best of the Vendor's knowledge, all accounts receivable recorded in the Books and Records of BCR are due and payable, are bona fide, good and collectible and no right of set-off or counterclaim exists with respect to any of those accounts receivable. The reserves taken for doubtful or bad accounts for BCR as at April 30, 2001 as shown in Schedule I have been determined on a basis consistent with the past practice of BCR and consistent with the accounting procedures used by each of them in previous fiscal periods and are adequate.

3.5.7 Termination of Accountants: Except for the change in 1997 from KPMG to Ernst & Young, BCR has not terminated the engagement of its accountants at any time within the last 5 years, nor has it had any material disagreement or dispute with its auditors or accountants over the accounting or tax treatment of its financial information during this period.

3.5.8 Insider Loans: Except for matters arising out of normal relations between employee and employer and except for an invoice for $64,000 issued by the Vendor to BCR, BCR is not indebted to the Vendor, any present or former director, officer, shareholder or employee of BCR or any Person not dealing at arms length (as that term is construed under the Income Tax Act (Canada)) with any of the foregoing and none of those Persons is indebted to BCR or any of them.

3.6 Banking:

3.6.1 Loans and Credit Facilities: To the best of the knowledge of the Vendor, except as listed 'in Schedule 6, BCR has not entered into, or otherwise arranged for, any loans, operating lines of credit or other credit facilities (including interest rate or currency swaps, hedging contracts, forward loan or rate agreements or other financial instruments), or has outstanding any bonds, debentures, mortgages, notes or other similar indebtedness and BCR is not obligated to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness. Schedule 6 contains an accurate and complete summary of all -loans, operating lines of credit or other credit facilities, bonds, debentures, mortgages, -notes or other similar evidence of indebtedness of BCR. The only security interests granted or created by BCR in connection with the foregoing indebtedness are those described in Schedule 3 and 6.

3.6.2 Bank Facilities: To the best of the knowledge of the. Vendor, Schedule 6 contains a complete and accurate listing showing the name and address of each bank, trust company or similar financial institution in which BCR has an, account, safety deposit box or other banking facility, including the names of all Persons authorized to. transact business in respect of those accounts and each credit card issued to BCR.

3.6.3 Guarantees/Indemnities: To the best of the knowledge of the Vendor, BCR is not presently obligated under any guarantee or indemnity or agreement to guarantee or indemnify, or agreement to guarantee or indemnify, or agreement to any other like commitment, in respect of any debt, liability or other obligation of any Person.

3.7 Insurance:

3.7.1 List of Policies: To the best of the knowledge of the Vendor, Schedule 7 contains a complete and accurate listing of all insurance policies of BCR including all property damage, general liability, motor vehicle, director and officer liability and life insurance policies.

3.7.2 Good Standing: To the best of the knowledge of the Vendor, each of the insurance policies listed in Schedule 7 is in good standing, all premiums required to be paid have been properly paid, there have been no misrepresentations or failures to disclose material facts, and there has been no refusal to renew any of the policies and neither the Vendor nor BCR has any knowledge of any facts which might render any of the policies invalid, unenforceable or cancellable.

3.7.3 Outstanding Claims: To the best of the knowledge of the Vendor, there are no threatened or actual claims against or under any of the policies described in Schedule 7 have been made in the last 5 years. BCR has given notice of or have otherwise presented in a timely fashion every claim under each insurance policy.

3.8 Environmental:

3.8.1 Environmental Agreements: To the best of the knowledge of the Vendor, except with respect to the Leased Premises and other obligations undertaken in the ordinary course of its business, there is no agreement or consent order to which BCR is a party or to which it is subject relating, in whole or in part, to remediation of any Environmental Contamination.

3.8.2 Investigations: To the best of the knowledge of the Vendor, there have been no orders issued or threatened and no investigations conducted, taken or threatened under or pursuant to any Environmental Protection Laws with respect to BCR, the Corporate Assets or the business or operations being carried on by BCR.

3.8.3 Adverse Proceedings: To the best of the knowledge of the Vendor, there have been no proceedings, actions, claims or other judicial proceedings commenced and saved on BCR, or to the best of the knowledge of the Vendor, after having made due enquiry, pending or threatened with respect to BCR, the Corporate Assets or related businesses or operations being carried on by BCR, pursuant to any Environmental Protection Laws and the Vendor is not aware of any grounds for any such proceedings, actions, claims or other judicial proceedings.

3.8.4 Nuisance: To the best of the knowledge of the Vendor, no claim has been made or threatened against BCR that, nor does, the use of, and operations relating to, the Corporate Assets or its business or any other business conducted on or from the Leased Premises, constitute a nuisance of any nature.

3.8.5 Compliance: To the best of the knowledge of the Vendor, BCR and its operations have been and are in full compliance with all Environmental Protection Laws, and no facts exist which could give rise to notice of non-compliance under any Environmental Protection Laws with respect to BCR, its business or the Corporate Assets.

3.8.6 Contamination: To the best of the knowledge of the Vendor, all of the Corporate Assets are free of all Environmental Contamination or other potentially harmful environmental conditions and the Vendor have no knowledge of Environmental Contamination migrating to any of the Corporate Assets from any property in the vicinity.

3.8.7 Reporting: To the best of the Vendor's knowledge, after having made due enquiry, BCR has truthfully and completely made all reports to the proper governmental authorities required under Environmental Protection Laws.

3.8.8 Release: To the best of the Vendor's knowledge, after having made due enquiry

(i) BCR has not caused or permitted, the Release of any Environmental Contamination;

(ii) there has been no Release of any Environmental Contamination from a facility owned or operated by third parties with respect to which BCR is or may be alleged to have any Liability, and

(iii) all wastes and other materials and substances disposed of, treated or stored on or off-site of property owned or occupied by BCR, whether hazardous or non-hazardous, have been disposed of, treated and stored in compliance with all Environmental Protection Laws.

3.8.9 Reports: To the best of the knowledge of the Vendor, the Vendor has disclosed to the Purchaser all Environmental Reports, site assessments, audits, studies and evaluations and all material facts and circumstances related to environmental matters concerning BCR, its business or the Corporate Assets or any previous business or assets operated or owned by BCR.

3.9 Tax Matters:

3.9.1 Filings: Except as disclosed to the Purchaser in Schedule 8 hereto, to the best of the knowledge of the Vendor, BCR has duly and timely filed all returns, elections and designations required to be filed by it with any taxation authority or if not filed on a timely basis, all fees, penalties, interest and other amounts payable as a result thereof have been paid. To the best of the knowledge of the Vendor, no returns, elections or designations filed by BCR contain any misstatement or omit any statements that should have been included and each return, election and designation, including accompanying schedules and statements is true, correct and complete in all respects.

3.9.2 Payment: Except as disclosed to the Purchaser in Schedule 8 hereto, to the best of the knowledge of the Vendor, BCR has paid in full all amounts (including but not limited to sales, capital, use and consumption taxes and taxes measured on income and all instalments of taxes) owing to all federal, provincial,- territorial and municipal taxation authorities due and payable by it except as set out in Schedule 8.

3.9.3 Extensions: To the best of the knowledge of the Vendor, there are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time with respect to the filing of any return, election or designation by, or any payment of any amount by or governmental charge with respect to BCR nor with respect to the issuance of any assessment or reassessment except as set out in Schedule 8.

3.9.4 Adverse Proceedings: To the best of the knowledge of the Vendor, there are no actions, suits,. proceedings, investigations or claims by any. governmental authority pending or threatened against BCR relating to taxes,. governmental charges or assessments. To the best of the knowledge of the Vendor, there are also no matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted or to be asserted by such authority, except as set out in Schedule 8. BCR is not aware of any circumstances that might result in any threatened, proposed or actual assessment or reassessment against it except as disclosed in Schedule 8.

3.9.5 Deductions/Remittances: To the best of the knowledge of the Vendor, BCR has withheld and remitted all amounts and paid all amounts required: to be withheld or paid by it (including without limitation, income tax, workers' compensation payments, Canada Pension Plan contributions, Employment Insurance premiums, benefit plan premiums and pension plan contributions) and has paid those amounts including any penalties or interest due to the appropriate authority on a timely basis and in the form required under the appropriate legislation.

3.9.6 Acquisitions/Dispositions: Since April 30, 2001, to the best of the knowledge of the Vendor, BCR has not acquired property from, or disposed of property to, any Person with whom it does not deal at arm's length.

3.9.7 Tax Accounts: To the best of the knowledge of the Vendor, the amount of each of the tax accounts for BCR as set forth in its financial records are true and correct in all material aspects.

3.9.8 Other Jurisdictions: To the best of the knowledge of the Vendor, BCR has not been or is currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside of British Columbia, Alberta or Canada.

3.9.9 Taxation Year End: The taxation year end. of BCR for income tax purposes is set out in Schedule 8.

3.9.10 Elections and Designations: To the best of the knowledge of the Vendor, except for elections made under Section 85 of the Income Tax Act (Canada) in connection with certain transfers by BCR of assets to its subsidiaries in the ordinary course of making investments in those subsidiaries, BCR has not made any elections or designations for purposes of the Income Tax Act (Canada) or any relevant provincial taxing statute or for purposes of any administrative rulings or notices or administrative practices pursuant to the Income Tax Act (Canada) or any relevant provincial taxing statute except as described in Schedule 8.

3.9.11 Contingent Liabilities: To the best of the knowledge of the Vendor, BCR has no contingent tax liability and there are no, grounds which would prompt a reassessment including, without limitation, aggressive treatment of income and expenses in filing earlier tax returns.

3.9.12 GST: With respect to the goods and services tax under the Excise Tax Act, ("GST'), to the best of the knowledge of the Vendor:

(a) BCR is registered for GST purposes;

(b) BCR has no deferred obligation or liability under any Article of the Excise Tax Act;

(e) BCR has not made a supply of property or services to a Person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof;

(d) all GST required to be collected by BCR has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted; and

(e) BCR's reporting period for purposes of GST is monthly and all GST returns and reports of BCR required by law to be filed have been filed and are true, complete and correct in all respects.

3.9.13 Losses: To the best of the knowledge of the Vendor, BCR has no non-capital or operating losses for the purposes of the Income Tax Act (Canada).

3.9.14 Undepreciated Capital-Cost: To the best of the knowledge of the Vendor, the undepreciated capital cost of the Corporate Assets of BCR is as disclosed in the T2 Corporate Tax Returns.

3.9.15 Capital Losses: To the best of the knowledge of the Vendor, BCR has no net capital losses for the purposes of the Income Tax Act (Canada).

3.10 Employee Matters:

3.10.1 List of Employees: To the best of the knowledge of the Vendor, the list of employees in Schedule 9 is a comprehensive list of the employees of BCR as at the Closing Date.

3.10.2 Employment Contracts: To the best of the knowledge of the Vendor, except for those in the standard forms of Offer of Employment and Confidentiality Agreement as set forth in Schedule 9, BCR is not a party to any oral or written employment contract, consulting contract, management contract, labour services contract or similar agreement for the services of a particular individual or group of individuals and none of the employees of BCR are employed on other than an indefinite hiring basis terminable on reasonable notice according to law without further liability to BCR.

3.10.3 Union Contracts: To the best of the knowledge of the Vendor, there are no collective agreements with any trade union or employee association -currently in force with BCR (whether or not the expiry date of that collective agreement has passed), BCR is not certified by any trade union, BCR has not voluntarily recognized any trade union or employee association as representative of all or any of its employees and there are no pending or anticipated applications for certification of any bargaining unit notice of which has been served upon BCR or of which the Vendor is aware, after having made due enquiry.

3.10.4 Pension Plans: BCR has not now or has ever had a pension plan for any of its employees.

3.10.5 Benefit Plans: Schedule 10 contains a complete and accurate listing of all benefit, bonus, profit-sharing, group RRSP, retirement income, termination or severance, dental, medical, disability, health or other plan, program, policy -or other arrangement in place for the benefit or advantage of the employees of BCR as at the date hereof Except as disclosed in Schedule 10, all contributions required to be made by BCR to these plans have been properly made and all retirement plans or group RRSP plans are fully funded, and all returns and other documents have been filed and all amounts owing to any governmental or other regulatory authority relating to those plans, programs, policies or arrangements have been paid.

3.10.6 Labour Disputes: There are no pending or threatened, work stoppages or labour disputes, charges of unfair labour practice or charges of violation of individual or collective rights or any pending or threatened complaints of violations -under any employment related statute by any present or former employee of BCR.

3.10.7 Employer Associations: To, the best of the knowledge of the Vendor, BCR is not a member of and has never been a member of, any employer, management, industry or other trade or business association under which it could be required to negotiate collectively on terms and conditions of employment for employees as part of an employee group or contribute to an employee benefit fund.

3.11 Litigation and Claims:

3.11.1 Adverse Proceedings: To the best of the knowledge of the Vendor, the list and description of outstanding claims contained in Schedule 11 is a complete and accurate listing of all outstanding actions, claims, demands, lawsuits,, prosecutions, governmental or regulatory investigations or other adverse proceeding, by or against BCR or the Vendor which have been served on BCR or the Vendor (as the case may be), and to the best of the knowledge of the Vendor, there is no other proceeding which is pending or threatened by, against, or relating to, BCR or the Vendor, the Corporate Assets, or any of the related businesses. The Vendor is not aware of any basis for any other action, claim, demand, lawsuit, investigation or other adverse proceeding.

3.11.2 Compliance Directives: To the best of the knowledge of the Vendor, except as disclosed in Schedule I 1, there are no outstanding. compliance directives or work orders relating to BCR, the Corporate Assets, or related business, from any police, fire department, sanitation or health authorities, environmental agencies, or from any other federal, provincial or municipal authority, department or agency, nor do either BCR or the Vendor have notice that there are any matters under formal consideration by any of those authorities relating to BCR.

3.11.3 Notice of Default/Claims: To the best of the knowledge of the Vendor, except as expressly disclosed in this Agreement, BCR has not received any notice of any default, violation or termination of any Material Contract, law or operating authority or of any fact or circumstance which will, or is likely to, result in a default, violation or termination.

3.11.4 No Seizure: To the best of the knowledge of the Vendor, there is no appropriation, expropriation or seizure of any of the Corporate Assets that is pending or threatened against BCR.

3.11.5 Trademark and Patent Infringement: To the best of the Vendor's knowledge, the conduct of business by BCR does not, and did not, infringe upon any patent, trademark or other proprietary right, domestic or foreign, of any Person.

3.12 Contracts and Commitments:

3.12.1 Contracts: To the best of the knowledge of the Vendor, there are no material contracts, warranties, agreements, leases, licenses, commitments, instruments or other dealings (whether written or otherwise) to which BCR is a party, by which BCR is bound or under which BCR is entitled to any benefits to which the Purchaser will not be given access to review pursuant to its due diligence conducted pursuant to Article 6.1.

3.12.2 Good Standing: To the best of the knowledge of the Vendor, BCR is not in breach of or default under any of the terms of the Material Contracts, and the Vendor is not aware, and could not reasonably be expected (acting diligently) to be aware, of any breach of or default under any of the terms of the Material Contracts by any other party thereto, and each Material Contract is in good standing and in full force and effect without amendment thereto. No facts in respect of BCR exists, and in respect of any other party to a Material Contract the Vendor is not nor could it reasonably be expected, acting diligently, to be aware that any facts exists which, after notice or lapse of time or both, would constitute a default or breach under any of the Material Contracts.

3.13 Effect of this Transaction:

3.13.1 No Adverse Implications: Except as identified elsewhere in this Agreement with respect to certain required consents, neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will:

(a) give any Person the right to terminate or cancel any contractual or other rights with BCR;

(b) violate any restriction of any nature applicable. to the Vendor or to BCR or relating to the disposition of :any of the Purchased Shares;

(c) result in the creation of any Encumbrances on any of the Corporate Assets or in the default under any agreement giving a third party security against the Corporate Assets or in the crystallization of any floating charge in a debenture or general security interest in -a security agreement granted, issued or assumed by BCR;

(d) conflict with or result in a breach of or violate any terms, conditions or provisions of any indenture, contract, mortgage, lien, lease, agreement, commitment, instrument, order, injunction, arbitration award, law, regulation, judgment or decree to which the Vendor or. BCR is a party or by which the Vendor, BCR or the Corporate Assets are bound or to which the Vendor, BCR or the Corporate Assets are subject or impair the legality or enforceability of this Agreement or the transactions contemplated hereby;

(e) conflict. with or result in a breach of or violate any of the terms, conditions or provisions of the Charter Documents of BCR or resolutions of the directors or shareholders of BCR; or

(f) result in any fees, duties, taxes, assessments or other amounts becoming due from or payable by the Purchaser or BCR.

3.13.2 Approvals: Other than the approval of (or waiver of such approval by) the Canadian Venture Exchange (CDNX),, the approval of the Vendor's directors, and any approval of the directors of BCR as may be required under the Charter Documents, there are no approvals, consents, orders, orders in council, legislation'. regulations, or. any other action of any Person that may be required by BCR or the Vendor in connection with the execution, delivery or performance by the Vendor of this Agreement or the transactions contemplated herein.

3.14 Vendor:

3.14.1 Authority: The Vendor has the legal capacity, power and authority to hold and own the Purchased Shares owned by it at the Closing Date, to enter into this Agreement and to transfer or cause to be transferred the legal and beneficial title and ownership of the Purchased Shares to the Purchaser free of Encumbrances and any other adverse claims.

3.14.2 Residency: The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.14.3 Ownership: The Vendor is the legal, beneficial and registered owner of the Purchased Shares free of actual or threatened Encumbrances and any other adverse claims.

3.14.4 Binding Agreement: This Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of, and is enforceable in accordance with its terms against, the Vendor.

3.14.5 Rights to Acquire Securities: No Person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual), or any interest capable of becoming an agreement, option, right or privilege to purchase or otherwise acquire any of the Purchased Shares.

3.14.6 Shareholder Agreements: Other than the Alliance Agreement dated August 24, 2000 between the Vendor and Noram Engineering and Constructors Ltd. (the "Alliance Agreement'), there are no shareholder agreements, unanimous shareholder agreements, voting trusts, pooling or any other material agreements among or between any of the shareholders of BCR, to which the Vendor is a party.

3.14.7 Full Disclosure: The Vendor has no information or knowledge of any facts not disclosed to the Purchaser relating to BCR,' the Corporate Assets or the business related thereto which, if known to the Purchaser,, might reasonably be expected to deter the Purchaser from completing the transactions contemplated herein, or have a material adverse effect on the value of the Purchased Shares.

3.14.8 No Stock Dividends: BCR has not declared, paid,, authorized or made any stock dividend, payment or distribution of like kind or nature to its respective shareholders in their capacity as such or redeemed or purchased or otherwise acquired any of its capital stock or agreed to do so.

3.15 Intellectual Property: All of the following matters set forth in this Article 3.15 are represented as to the best of the knowledge of the Vendor.

3.15.1 Intellectual Property: Schedule 4 contains a complete and accurate list and description (showing 'm each case the registered owner, the expiry date and the registration or application date, number and jurisdiction) of all publicly registered or filed Intellectual Property.

3.15.2 Lawful Owner: Save and except for the Intellectual Property transferred to or held by Azure Dynamics Inc. and SilvaGen Inc., BCR is the sole and exclusive legal and beneficial owner of the Intellectual Property (including the Intellectual Property described in Article 3.15.1 above) free and clear of any rights of other Persons and has the sole and exclusive right to use the Intellectual Property in the conduct of its business.

3.15.3 Adverse Proceedings: No proceedings have been instituted, are pending or threatened which challenge BCR' rights in respect of any of the Intellectual Property or the validity thereof.

3.15.4 Infringement: None of the Intellectual Property infringes upon or otherwise violates the rights of others and is not being infringed upon by others and none of the Intellectual Property is not subject to any outstanding order, decree, judgment, stipulation or charge.

3.15.5 Notice of Infringement: BCR has not received any notice of interference or infringement of any of the Intellectual Property and it has not violated and is not violating the rights of others by their use of the Intellectual Property.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1 Representations and Warranties of the Purchaser: The Purchaser represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon those representations and warranties in connection with the sale of the Purchased Shares:

4.1.1 Incorporation and Authority: The Purchaser has been duly continued and is validly subsisting as a corporation under the laws of Canada: and has all requisite corporate power and authority to carry on its business as presently conducted, to purchase and own the Purchased Shares, to execute and deliver this Agreement and perform its obligations pursuant thereto and to cause CroMedica Global Inc. to carry out the covenants continued in Article 6 hereof.

4.1.2 Authorization of this Agreement: This Agreement has been duly authorized, executed and delivered by the Purchaser. and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

4.1.3 Effect of Agreement: Neither the - entering into of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of or violate any of the terms or provisions of the Charter Documents of the Purchaser or any law, or regulation of Canada or of any province -in which the Purchaser carries on business.

4.1.4 Consents and Approvals: No approvals are required under the Investment Canada Act or Competition Act (Canada) in relation to this transaction, and no other approvals, consents or orders of any Person or governmental authority required for the Purchaser to enter into, to execute and deliver this Agreement or to perform its obligations hereunder.

ARTICLE 5.

CLOSING

5 1 Conditions of Closing in Favour of the Purchaser: The obligation of the Purchaser to complete the purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Closing:

5.1.1 Representations and Warranties: Except for and to the extent such representations and warranties deal with any changes undertaken with the consent of the Purchaser pursuant to Article 6.2(d), the representations and warranties of the Vendor contained in this Agreement shall be true and correct-at the Closing, with the same force and effect as if those representations and warranties were made at and as of the Closing, and certificates of the Vendor and of an officer of BCR dated the Closing Date to that effect shall have been delivered to the Purchaser, those certificates to be in form and content satisfactory to the Purchaser, acting reasonably.

5.1.2 Covenants: All of the covenants and agreements of the Vendor and all other terms of this Agreement to be complied with or performed by the Vendor at or before the Closing shall have been complied with or performed and certificates of the Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser, those certificates to be in form and content satisfactory to the Purchaser or its counsel, acting reasonably.

5.1.3 No Adverse Change: There shall have been no adverse change in the nature or condition of the Corporate Assets or the business or prospects for the business (financial or otherwise) of BCR since the date of this Agreement up to the Closing.

5.1.4 No Damage: No damage by fire or other hazard to the whole or any part of the Corporate Assets shall have occurred from the date of this Agreement to the Closing, except for damage which, if uninsured, does not exceed $5,000 and if insured, the deductible or other uninsured portion does not exceed $5,000.

5.1.5 Vendor's Completion of Transaction: Including without limitation obtaining the approvals referred to in Article 3.13.2 hereof, the Vendor shall have taken all necessary steps and proceedings to permit the Purchased Shares owned by them. to be duly and validly transferred to or to the direction of the Purchaser.

5.1.6 Corporate Approval, Resignations of Directors and Officers: All necessary action shall have been taken by BCR and others for the purpose of:

(a) approving the transfer of the Purchased Shares to the Purchaser, as well as the closing documents contemplated under Article 5.1.8 of this Agreement (with such approval to be certified by an officer of BCR);

(b) causing the following Vendor nominee directors and officers of BCR to resign effective as of the Closing:

(i) Dr, Allen Bain -(as a director and Chairman and Chief Executive Officer),

(ii) Dr. James Hill (as a director only),

(iii) George Cook,

(iv) Charles Morgan (as a director),

(v) Mark Glusing (as a director), and

(vi) Ronald Paton as Secretary

(c) changing the composition of the Board of Directors of BCR to reflect the position of the Purchaser as controlling shareholder by electing or reconfirming the following nominees;

(i) Dr. Erich Mohr, as Director and Chairman;

(ii) Dr. James Hill, as Director and President;

(iii) Dr. Donald Rix, as Director;

(iv) George Cook, as Director; and

(v) Chris Stead as Director and Secretary.

(d) withholding payment of any amount of the dividend declared by BCR and payable to the Vendor pursuant to a resolution dated June 15, 2001 that is in excess of $70,000 so that any such amount exceeding $70,000 shall be paid to the Purchaser and not to the Vendor.

5.1.7 Shareholders' Release: The Vendor shall have delivered to the Purchaser a release in favour of BCR in a form satisfactory to Purchaser's Counsel together with confirmation that all debts owing by the Vendor to BCR have been paid in full.

5.1.8 Closing Documents and Proceedings: All documentation relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement requested by the Purchaser, shall have been delivered by the Vendor to the Purchaser together with copies of all such documentation or other evidence as the Purchaser may reasonably have requested in order to establish that the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith are in compliance with the provisions of this Agreement,, all in form and substance reasonably satisfactory to the Purchaser or the Purchaser's Counsel.

5.1.9 Consents and Approvals: The Vendor shall have delivered to the Purchaser all waivers and approvals referred to in Article 3.13.2 hereof, consents, permissions, certificates, exemptions and other authorizations of governmental and regulatory agencies, mortgagees and landlords that are, in the opinion of the Purchaser or its counsel acting reasonably, necessary or advisable for the completion of the transactions contemplated by this Agreement.

5.1.10 Delivery of Records: The Vendor shall have delivered to the Purchaser all Books and Records and other information, in their possession or under their control, belonging to or relating to BCR and its business and financial performance.

5.1.11 Share Certificates: The Vendor shall have delivered certificates representing all of the Purchased Shares owned by it together with instruments of transfer in favour of the Purchaser as well as certificates representing the Purchased Shares owned by it registered in the name of the Purchaser.

5.1.12 Opinion of Vendor's Counsel: The Vendor shall have delivered to the Purchaser an opinion of its counsel relating to the Vendor, BCR and the sale of the Purchased Shares to the reasonable satisfaction of the Purchaser's counsel.

5.1.13 Due Diligence: The Purchaser shall by the Closing Date have completed its due diligence investigations of BCR and the Vendor to its satisfaction in its sole discretion.

5.1.14 No Adverse Proceedings: No court, arbitrator or government body, agency or official shall have issued, enforced, enacted or promulgated any order, decision, direction, directive, declaration, injunction, decree, writ, judgment, statute, law rule or regulation, and there shall exist no claim or proceeding from any Person, affecting the Vendor or BCR or their respective businesses in a material adverse manner as at Closing Date.

5.1.15 Resolution of Certain Other Matters: The covenants set forth in Articles 6.1 to 6.3 must have been resolved and completed to the satisfaction of the Purchaser, in its sole discretion.

5.1.16 Delivery of Permits: The Vendor shall have provided to the Purchaser all Environmental Permits, if any, with respect to the business and operations of BCR.

If any of the conditions contained in this Article 5.1 are not performed or fulfilled at or prior to the Closing to the satisfaction of the Purchaser, the Purchaser shall elect either to:

(a) by notice to the Vendor, terminate this Agreement and in that event the Purchaser will be released from all obligations under this Agreement except for the provisions of Article 8.7; or

(b) waive any condition, in whole or in part and complete the purchase of the Purchased Shares both without prejudice to any rights, actions, causes of action or claims that the Purchaser may have for non-fulfillment or non-performance of the condition or conditions.

5.2 Conditions of Closing in Favour of the Vendor: The purchase and sale of the Purchased shares is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled or performed at or prior to the Closing:

5.2.1 Representations and Warranties: The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Closing, with the same force and effect as if those representations and warranties were made at and as of the Closing and a certificate of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor, that certificate to be 'm form and content satisfactory to the Vendor acting reasonably.

5.2.2 Covenants: All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall have been complied with or performed and a certificate of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor, that certificate to be in the form and content satisfactory to the Vendor acting reasonably.

5.2.3 Payment of the Consideration: The Purchaser shall have caused CroMedica Global Inc. to deliver

(a) a release of the Vendor Invoices on the Closing as provided for in Article 2. 1, such written evidence to be in, the form and content satisfactory to the Vendor and Vendor's Counsel, acting reasonably, and

(b) an amendment to the debenture referred to in Article 6.4, deferring payments in accordance with such Article.

5.2.4 Closing Documents and Proceedings: All documentation relating to the due authorization and completion of the transaction contemplated hereby and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement requested by an in a form satisfactory to the Vendor, acting reasonably, shall have been delivered by the Purchaser to the Vendor together with all such documentation or other evidence as the Vendor may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith are in compliance with the provisions of this Agreement, all in form and substance reasonably satisfactory to the Vendor and Vendor's Counsel.

5.2.5 Consents and Approvals: The Vendor shall have received the Canadian Venture Exchange (CDNX) approval (or waiver of such approval) referred to in Article 3.3.2 and requested by it.

5.2.6 Opinion of Purchaser's Counsel: The Purchaser shall have delivered to the Vendor an opinion of Purchaser's Counsel in a form to the reasonable satisfaction of Vendor's counsel.

If any of the conditions contained in this Article 5.2 are not performed or fulfilled at or prior to the Closing to the satisfaction of the Vendor, the Vendor shall elect either to:

(a) by notice to the Purchaser, terminate this Agreement in which case the Vendor will be released from all obligations under this Agreement except for the provisions of Article 8.7; or

(b) waive any condition in whole or in part and complete the sale of the Purchased Shares.

5.3 Date and Place: Closing shall take place on the Closing Date at 1:00 p.m. at the offices of Borden Ladner Gervais LLP, or at such other place, date or time as the Purchaser and the Vendor may agree.

5.4 Delivery of by the Vendor: At the Closing, the Vendor shall execute and deliver or caused to be executed and delivered all documents, instruments or resolutions as are necessary to effectively transfer and assign the Shares to the Purchaser, as more particularly set out in Article 5.1.

5.5 Delivery of Documents by the Purchaser: At the Closing, the Purchaser shall execute and deliver or shall cause to be executed and delivered all documents, instruments and resolutions as are necessary to purchase the.; Shares from the Vendor, as more particularly set out in Article 5.2.

ARTICLE 6.

SUPPLEMENTAL COVENANTS

The Vendor and the Purchaser each covenant and agree with the other as follows and acknowledge that the other is relying upon those covenants and agreements in connection with the purchase of the Purchased Shares:

6.1 Access to the Company: Subject to the provisions of Article 8.7, the Vendor shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the property, assets, undertaking, Books and Records, employees, customers, suppliers and all other records and documents of BCR. The exercise of any rights or inspection by or on behalf of the Purchaser under this Article shall not mitigate or otherwise affect the representations and warranties of the Vendor hereunder, which shall continue in full force and effect.

6.2 Conduct Prior to Closing: Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date of the signing of this Agreement to the Closing:

(a) Conduct Business in the Ordinary Course: The Vendor shall cause BCR to conduct its business in the ordinary and normal course of business;

(b) Continue Insurance: The Vendor shall cause BCR to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect including without limitation the Vendor's existing directors and officers liability insurance on the same terms and conditions;

(e) Effect Repairs: The Vendor will cause BCR to operate, maintain, insure and effect repairs to the Corporate Assets in the manner of a prudent and careful owner acting in the ordinary course of business; and

(d) Actions Requiring Consent: Without the prior written consent of the Purchaser, which consent may be withheld at the sole discretion of the Purchaser, the Vendor shall not permit BCR to:

(i) enter into any material contract or commitment for a term of three months or more or which could entail the expenditure of more than $25,000;

(ii) incur any capital expenditures or commitments in excess of $25,000;

(iii) issue any shares in its capital or other securities;

(iv) make loans to, investments in, or guarantees on behalf of, any Person;

(v) with the exception of the dividend referred to in Article 3.5.2(d) hereof, declare or pay any dividends or other distributions on any class or kind of its shares;

(vi) repurchase or redeem any of its shares or reduce its capital in any way; or

(vii) make any change to the compensation paid. to any employee or pay any bonus to or enter into any agreement with any employee, officer or director of BCR.

6.3 Consents: The Vendor shall, at the sole cost of the Vendor, obtain all consents, approvals or permissions required from any Person not a party to this Agreement in connection with the sale of the Purchased Shares by the Vendor to the Purchaser or the resulting change of control of BCR.

6.4 Cancellation of Debenture Payment: The Purchaser shall cause CroMedica Global Inc. to cancel the repayment of the U.S. $1,000,000 owing to it under the U.S. $2,000,000 debenture given by the Vendor to the Purchaser and dated March 23, 2000 (the "Debenture").

6.5 Clinical Trial Agreement: After Closing, with respect to the Clinical Trial Agreement,

(a) the Purchaser shall cause CroMedica Global Inc. to fulfil all of its obligations in the delivery of the international clinical trial as set out in Exhibit C to the Clinical Trial Agreement (the "International Clinical Trial") at a total remaining cost estimated at $ US 3,000,000 which amount will be considered as a pre-paid expense of the Vendor on Closing;

(b) the Purchaser shall cause CroMedica Global Inc. to prepare an interim analysis for the International Clinical Trial at no further cost to the Vendor;

(c) the Purchaser shall cause CroMedica Global Inc. to cooperate, using reasonable commercial efforts, with the Vendor to incorporate required modifications into the existing protocol for the International Clinical Trial and to provide associated consultancy services regarding commercialization strategies and product development, with the cost of modifying the existing protocol and the associated regulatory filings to be the responsibility of CroMedica Global Inc.; provided, however, that any additional work (including without limitation an open label extension) or scope changes currently not anticipated and not covered by the terms of the Clinical Trial Agreement resulting from the modification o the protocol shall be invoiced to and paid by the Vendor in accordance with a contract change request to be settled between CroMedica Global Inc. and the Vendor pursuant to the terms of the Clinical Trial Agreement;

(d) the Vendor shall negotiate -and execute, and the Purchaser shall cause CroMedica Global Inc. to negotiate and execute, an agreement between the Vendor and CroMedica Global Inc. amending the Clinical Trial Agreement, in a form satisfactory to Purchaser's counsel, acting reasonably, in which the terms of the Clinical Trial Agreement shall be modified to reflect:

(i) the work that has been delivered to date,

(ii) the additional work relating to the Clinical Trial Agreement to be completed by the Purchaser pursuant to this Agreement, and

(iii) the work originally contemplated b the Clinical Trial Agreement which will no longer be undertaken and for which no additional billings will be made (which includes all studies other than the International Clinical Trial and the Bioequivalence Study); provided, however, that the termination fees set forth in the Clinical Trial Agreement shall not apply against the Vendor;

(e) the Purchaser shall cause CroMedica Global Inc. to conduct a phase I bioequivalence study (the "Bioequivalence Study") as contemplated by the Clinical Trial Agreement, with the cost of such study to be bome by CroMedica Global Inc. and the parties shall cooperate, using reasonable commercial efforts, to effect the resulting required changes to the protocol set out in Exhibit C to the Clinical Trial Agreement. For greater certainty, any additional studies shall require a new contract and shall not be covered by such changes;

(f) in the event that any or all of the clinical trials referred to in this Article 6.5 or covered by the Clinical Trial Agreement are discontinued for reasons which are beyond the reasonable control of CroMedica- Global Inc., having used reasonable commercial efforts, CroMedica Global Inc. shall be relieved from its obligations under this Article 6.5 and the Clinical Trial Agreement respecting such trials, other than to conduct the orderly termination of such trial or trials at its expense. In the event of such discontinuance, the Purchaser shall not be required to refund any portion of the clinical trial payments to the Vendor. For the purposes of this Article 6.5(f), circumstances which may give rise to the discontinuance of a clinical trial include but are not limited to:

(A) a withdrawal of any regulatory approval over which CroMedica Global Inc. has no reasonable control in any or all of the regions within which the trial is being conducted, where such withdrawal cannot be rectified by CroMedica Global Inc., using commercially reasonable efforts;

(B) the withdrawal of an applicable medical facility's or institution's ethics committee approval over which CroMedica Global Inc. has no reasonable control, where such withdrawal cannot be rectified by CroMedica Global Inc., using commercially reasonable efforts;; or

(C) the occurrence of an event which is materially adverse to the trial and over which CroMedica Global Inc. has no reasonable control, where the adverse impact of such event to the trial cannot be mitigated by CroMedica.Global Inc., using commercially reasonable efforts;

but which would not include cost over-runs related to work within the contemplated scope.

6.6 Extent and Effect of Amendments: Except for the contractual amendments referred to in Article 6.5, neither the Purchaser nor the Vendor shall be obligated hereunder to any further amendments to the Clinical Trial Agreement. In the event either of the parties shall breach any provision of the Clinical Trial Agreement or any of the amendments thereto contemplated in Article 6.5, their respective remedies for such breach shall be limited to those available under or arising out of the Clinical Trial Agreement.

6.7 Office Space: After Closing, the Purchaser shall cause BCR to permit the Vendor to continue to occupy approximately 3,260 square feet of the office space it presently occupies through to March 31, 2002 on a rent-free basis, or provide other equivalent space over which it has control, on the same basis, provided however that all other terms and conditions of the existing unsigned lease shall continue to apply and remain in full force and effect.

6.8 Investment Opportunities: After the Closing and for a further period of 3 years therefrom, if:

(a) the Purchaser or its subsidiaries, joint ventures or partner organizations are presented with opportunities to make investments in the biotech sector which arise as a result of the Purchaser's involvement in BCR, and

(b) the Purchaser or its subsidiaries, joint ventures or partner organizations do not elect to avail themselves of such opportunities,

then the Purchaser shall give the Vendor the opportunity-to provide funding -for such opportunity by using reasonable commercial efforts to introduce to the Vendor the parties seeking investment in such opportunities; provided, however, that the Purchaser shall be under no obligation to make such introductions if the Vendor's principal business activity is no longer the development of pharmaceutical and/or biotechnology-based drugs.

6.9 Remedies for Breach: In the event either of the parties shall breach its covenants contained in Articles 6.5, 6.7, and 6.8, their respective remedies shall be limited to a judgment for damages resulting from such breach as determined by a court of competent jurisdiction and shall not include any remedy which would affect the right of the Purchaser to the unencumbered title and possession to the Purchased Shares pursuant to this Agreement or any remedy which would directly or indirectly result in the transfer of some or all of the Purchased Shares from the Purchaser to the Vendor or to any other Person.

6.10 Further Covenants of the Purchaser: The Purchaser shall, upon Closing,

(a) release the Vendor from any and all payments owed and/or invoiced by the Purchaser under the Clinical Trial Agreement;

(b) release the Vendor from the undertaking set forth in Exhibit B to the Clinical Trial Agreement to carry out a Phase II trial on dapsone in the U.S.;

(c) cancel and surrender the debenture and release the Vendor from the associated obligations pending completion of the interim analysis reference in Article 6.5(b) or the bioequivalence trial referenced in Article 6.5(e), whichever comes first;

(d) cease and desist all legal action, enforcement, or any other proceeding with respect to any monies invoiced to or owing by the Vendor to CroMedica Global Inc., whether under the Clinical Trial Agreement or the Debenture (the "Court Proceed ings". The Purchaser shall, at its own expense,, discontinue all the Court Proceedings and sign any such further release as counsel for the Vendor shall deem necessary, acting reasonably, to clear the Vendor of any impediment to its business created as a result of the Court Proceedings.

ARTICLE 7.

LIABILITY AND INDEMNITY

7.1 Indemnification by the Vendor: Subject to the limitations set out in this Article 7, the Vendor hereby agrees to indemnify, defend and hold harmless the Purchaser from and against all losses, costs, damages, expenses 'including, without limitation, interest (including court ordered interest), penalties and reasonable solicitors and own client fees and disbursements, claims, liabilities, demands, actions, causes of action, assessments, lawsuits and proceedings which may be made or brought against or suffered by the Purchaser, or BCR,-ior which they or either of them might suffer or incur as a result of, in respect of or arising out of:

(a) a breach of any of the representations and warranties contained in this Agreement or any statutory declaration, certificate, affidavit, agreement or other instrument furnished or to be furnished to the Purchaser hereunder; and

(b) the failure by the Vendor to observe or perform any material term, covenant or agreement to be observed or performed by the Vendor under this Agreement.

7.2 Indemnification by Purcahser: The Purchaser shall indemnify the Vendor from and against all losses, damages, costs and expenses and save the Vendor harmless from and against any and all claims, demands, actions, causes of action, liability, lawsuits and proceedings which may be made or brought against, or incurred by, the Vendor, or which the Vendor might suffer or incur as a result of, in respect of or arising out of any breach of any representation or warranty of the Purchaser contained in this Agreement or any breach or non-compliance with any covenant of the Purchaser under this Agreement.

7.3 Survival: The representations, warranties, covenants, agreements and indemnities contained in this Agreement and in any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the Closing and will continue in full force and effect until the date which is 5 years after the Closing Date notwithstanding any investigation made by any party hereto.

7.4 Indemnification Procedure: If any matter or thing shall be claimed against any Person in respect of which an Indemnity is provided hereunder, such Person (the. "Indemnified Party") will notify in writing the person who provided the Indemnity (the "Indemnifying Party") of the nature of the claim. The Indemnifying Party shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim if, but only if, the Indemnified Party shall be fully indemnified by the Indemnifying Party for the full amount of the claim, and if the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In all cases, the Indemnified Party and the Indemnifying Party shall each have the right to retain at its own expense, additional counsel to act on its behalf.

The Indemnifying Party shall not settle or (without giving the Indemnified Party a reasonable opportunity to take carnage thereof) abandon any such claim which it has elected to defend unless it has first unconditionally acknowledged to the Indemnified Party that the claim is within the scope of the Indemnity being sought pursuant to this Article 7; and further provided that the party having carnage of the defence of any claim shall keep the other reasonably informed as to the progress thereof. The Indemnified Party shall have the right but not the obligation, to assert any and -all counterclaims it may have.

The Indemnified Party shall at all times cooperate in all reasonable ways with, make all its relevant files and records and those of BCR available for inspection and copying by, and make its employees and those of BCR reasonably available or otherwise render reasonable assistance to, the Indemnifying Party

(i) in its defence of 'any claim for which indemnity is sought hereunder and

(ii) in any action brought by the Indemnifying Party to assert any' related claim, counterclaim or right of subrogation under Article 7.5 hereof. No claim may be settled by the Indemnified Party without the written consent of-the Indemnifying Party, such consent not to be unreasonably withheld.

7.5 Subrogation: The Indemnifying Party shall be subrogated to the claims and rights of the Indemnified Party as against other Persons, and shall be entitled to contribution from any such Person, with respect to any claim paid by the Indemnifying Party under this Article 7, but only after the Indemnified Party shall have received payment in full of its claim with interest.

ARTICLE 8.

GENERAL MATTERS

8.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the courts of British Columbia shall have jurisdiction over every dispute hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia.

8.2 Entire Agreement: This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and there are no oral statements, warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein.

8.3 Amendment: No amendment or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

8.4 Successors and Assigns: This Agreement shall be binding upon and shall enure to the benefit of the Purchaser and the Vendor and their respective successors and permitted assigns.

8.5 Permitted Assigns: After the Closing Date, either party may assign its interest in this Agreement with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event of such an assignment, the party making such assignment shall remain liable for the performance of all obligations under this Agreement, unless otherwise consented to in the sole discretion of the other party.

8.6 Public Notices: After the date hereof and except as specifically provided herein prior to the Closing or required by law or the rules of any applicable securities regulatory body or stock exchange, no press release or other announcement concerning I this transaction shall be made by the Vendor or the Purchaser without, the prior approval of the others, such approval not to be unreasonably withheld or delayed.

8.7 Confidential Information: The Purchaser and the Vendor covenant to hold in strict confidence all information obtained in connection with the transactions which are the subject matter of this Agreement. If the transactions which are the subject matter of this Agreement are not completed, this covenant shall continue in full force and effect. Notwithstanding the Closing, the Vendor and the Purchaser severally covenant to maintain as confidential all confidential information respecting BCR in that party's possession prior to Closing and all information obtained in connection, with the transactions which are the subject matter of this Agreement including in the case. of the Vendor, all information concerning the Purchaser, other than information provided to the Vendor's or the Purchaser's personal advisers for the purpose of filing personal tax returns and other similar matters and other than as may be required to be disclosed by law and other than information that becomes generally available to the public other than as a result of a disclosure by the Vendor or the Purchaser or their representatives.

8.8 Non-Waiver: No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representations or warranties made by the Vendor herein -or pursuant hereto.

8.9 Expenses: All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense. In particular, BCR shall not bear any legal, accounting, brokerage, agency or other costs incurred by the Vendor.

8.10 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be validly given if delivered personally or sent by facsimile transmission to the intended recipient at the following address:

(a) If to the Vendor, to:

Immune Network Ltd.
3650 Wesbrook Mall
Vancouver, B.C. V6S 2L2

Attn: President
Telefax: (604) 222-5542

With a copy to:

Maitland & Company
Barristers & Solicitors
700-625 Howe Street
Vancouver, British Columbia V6C 2T6

Attn: Ronald Paton
Telefax: (604) 681-3896

(b) If to the Purchaser, to:

CroMedica International Inc.
730 View Street, Suite 600
Victoria, B.C. V8W 3Y7

Attn: Chairman and Chief Executive Officer
Telefax: (250) 480-0819

With a copy to:

Borden Ladner Gervais LLP
1200-200 Burrard Street
Vancouver, British Columbia V7X lT2

Attn: Robert R. Shouldice
Telefax: (604) 687-1415

Notices delivered personally will be deemed to have been given and received at the time of delivery. Notices sent by facsimile transmission will be deemed to have been received on the next Business Day following transmittal. Any party may give written notice of a change of address in the manner set out in this Article 8.10, in which event, notices shall thereafter be given to that party as provided in the notice of change of address.

8.11 Time of the Essence: Time is of the essence of this Agreement.

8.12 Further Assurances: Each of the parties hereto agrees promptly to do, make, execute, deliver or cause to be done, made, executed or delivered at his or its own expense all further acts, documents and things as any of the other parties hereto may reasonably require for the purpose of giving effect to this Agreement whether before or after the Closing.

The Vendor shall co-operate and assist the Purchaser in the preparation and filing, within the time and. in the manner provided by law, of all tax returns for BCR for all periods ending on, or before the Closing Date that are due after the Closing Date. Such returns shall be prepared and filed in accordance with applicable law.

8.13 Extension of Indemnities: Any indemnity provided in this Agreement shall extend to the indemnified party herein and to its directors, officers and affiliates.

8.14 Counterparts: This Agreement may be executed -in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, respectively, on the date set out opposite each party's name below.

CROMEDICA INTERNATIONAL INC.
by its authorized signatory:
/s/ Erich Mohr
Erich Mohr, Ph.D.
Chairman and Chief Executive Officer

IMMUNE NETWORK LTD.
by its authorized signatory:
/s/ Allen Bain
Allen Bain, Ph.D.
Chief Executive Officer